UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2009

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On July 9, 2009, Camelot Entertainment Group, Inc. ("Camelot") issued a press release announcing that in connection with the effective date of July 10, 2009 for the 700:1 reverse of the company’s common stock, Camelot has received a new trading symbol “CMGR” from OTC Corporate Actions FINRA Operations. A copy of Camelot’s press release is attached hereto as Exhibit 99.1.

In addition, Camelot has established a new series of preferred stock known as “Class D Convertible Preferred Stock”. All stockholders of record as of July 9, 2009 shall be eligible to receive as a cashless dividend the Class D Convertible Preferred Stock. Stockholders shall be eligible to receive 40 shares of the Class D Convertible Preferred Stock for each one million shares of common stock owned as of the close of trading on July 9, 2009. Holders of Class D Convertible Preferred Stock shall have the right, once the Common Stock achieves a 30 day average closing bid price of $2.50 per share as determined by the Over The Counter Bulletin Board (“OTCBB”) historical daily stock price quote, to convert any or all of their Class D Convertible Preferred Stock into 1 share of fully paid and nonassessable shares of Common Stock for each share of Class D Convertible Preferred Stock held.  In addition, holders of Class D Convertible Preferred Stock will have the right to convert, as described in the designation, upon an initial or secondary public offering of the Common Stock by the Corporation where the offering price is $2.50 or greater.  Camelot shall begin the process of registering these shares for distribution to its common stockholders subsequent to the effective date of the reverse.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Exhibits

Exhibit Number	Description

99.1	Press release

(b)    Financial Statements

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: July 9, 2009	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman